UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC.
(Name of registrant in its charter)

Nevada	000-53577	03-0606420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27680 Franklin Road Southfield, MI 48034
(Address of principal executive offices)

Registrant's telephone number:  (248) 223-9160

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On March 20, 2014, Diversified Restaurant Holdings, Inc. (the “Company”), together with its subsidiaries, entered into the second amendment to its senior secured credit facility with RBS Citizens, N.A., and Wells Fargo Bank N.A., as Lenders, with RBS as administrative agent for the lenders. The second amendment provides for a new and additional development line of credit of $20 million (“DLOC II”) to finance the continued development of the Company’s Bagger Dave’s and Buffalo Wild Wings restaurants. The DLOC II is for a term of two years and bears interest at LIBOR plus an applicable margin. The DLOC II bears a commitment fee equal to 0.25% per annum on undrawn amounts. Amounts drawn under DLOC II must be converted into a term note on the earliest of the date all available amounts have been fully advanced or the first and second anniversaries of the note.

The amendment also decreases the applicable margin over LIBOR by 25 basis points across the pricing grid for all loans under the credit facility and removes the requirement that T. Michael Ansley, our Chairman, Chief Executive Officer and principal stockholder, personally guarantee the credit facility.

The Company, together with its wholly owned subsidiaries AMC Group, Inc. AMC Wings, Inc. and AMC Burgers, Inc. continues to guarantee the obligations of the borrowers under the amended credit facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant

The information required by Item 2.03 is included in Item 1.01 above and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors

Effective March 25, 2014, in connection with an indefinite leave of absence, the Board of Directors removed Ioana Ben-Ezra from her position as Chief Compliance Officer, Corporate Controller and Secretary of Diversified Restaurant Holdings, Inc. (the “Company”).  Ms. Ben-Ezra has also been removed from her position as Secretary of each of the Company’s wholly-owned subsidiaries.

The Board appointed Jason Curtis as Secretary of the Company in addition to his continuing duties as Chief Operating Officer. Mr. Curtis has also been appointed as Secretary of each of the Company’s wholly-owned subsidiaries

Item 9.01  Financial Statements and Exhibits

(d)     The following exhibit is included with this report.

Exhibit 10.1     Second Amendment to Credit Agreement dated March 20, 2014

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED RESTAURANT HOLDINGS, INC.

Dated: March 26, 2014	By:	/s/ David G. Burke
		Name:	David G. Burke
		Title:	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)